                                                            Exhibit 99.(a)(1)(H)

To:      [Employee Name]

From:    Human Resources

Date:    October __, 2001

Re:      Confirmation of Participation in the Offer to Exchange

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     Thank you for your participation in Endwave's 2001 Stock Option Exchange
Program. Defined terms not explicitly defined herein but defined in the Offer to Exchange, shall have the same definitions as used in the Offer to Exchange. The following stock option(s) held by you have been cancelled effective October 25, 2001 in exchange for the right to receive the Short-Term Options and New Options listed below:

                   Cancelled Options                                 Short-Term Options                New Options
----------------------------------------------------        -----------------------------------      ---------------
                                       Number of               Number of      Exercise Price         Number of New
  Option Number     Option Grant     Shares to be             Short-Term       of Short-Term            Options
                        Date           Exchanged                Options           Options
------------------ ---------------- ----------------        ---------------- ------------------      ---------------

------------------ ---------------- ----------------        ---------------- ------------------      ---------------

------------------ ---------------- ----------------        ---------------- ------------------      ---------------

------------------ ---------------- ----------------        ---------------- ------------------      ---------------

----------------------------------------------------        -----------------------------------      ---------------

     The Company has granted to you a Short-Term Option covering thirty percent (30%) of the number of shares subject to your Eligible Options that were cancelled. The exercise price per share of the Short-Term Option is equal to the closing price of the Company's Common Stock as reported on the Nasdaq National Market on October 25, 2001. One-twelfth (1/12th) of the shares covered by the Short-Term Option will vest one month after the date of grant and one-twelfth (1/12th) of the shares will vest monthly thereafter (assuming your employment by or continuous service with the Company continues through those dates) and will expire if not exercised before April 25, 2003 (or earlier if your employment by or services with the Company terminates).

     On or shortly after April 26, 2002 (or a later date if Endwave extends the Offer), subject to your continued employment by the Company, the Company will grant you a New Option equal to seventy percent (70%) of the number of shares subject to your Eligible Options that were cancelled. The exercise price of the New Option will be equal to the closing price of the Company's Common Stock as reported on the Nasdaq National Market on the date of grant.

     You can view a summary of your stock option grant(s) by requesting a report from stock.administration@endwave.com. If you have any other questions regarding
     --------------------------------
the above, please contact a member of Human Resources:

     o    Beth Dayen, 408-522-3169
     o    Anne Markert-Breesch, 408-522-3132
     o    Leslie Bigler, 408-522-3141
     o    Dianna Brunt, 530-295-6077
     o    Claudia LaFountain, 530-295-6082